SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

Schedule TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

REDBACK NETWORKS INC.

(Name of Subject Company (issuer) and Filing Person (offeror))

5% Convertible Subordinated Notes due April 1, 2007

(Title of Class of Securities)

757209 AB 7

(CUSIP Number of Class of Securities)

Thomas L. Cronan III

Senior Vice President of Finance and Administration and Chief Financial Officer

Redback Networks Inc.

300 Holger Way

San Jose, CA 95134

(408) 750-5000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:

Daniel J. Weiser

Page Mailliard

Michael Russell

Jason Sebring

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee

$155,833,333.33	$12,606.92

*	Calculated solely for purposes of determining the filing fee based on the value of one-third of the principal amount of the Company’s 5% Convertible Subordinated Notes due April 1, 2007.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount Previously Paid:	$12,606.92
Form or Registration No.:	Form S-4 (333-107714)
Filing party:	Redback Networks Inc.
Date filed:	August 6, 2003

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

This Amendment No. 5 amends and supplements the Issuer Tender Offer Statement on Schedule TO, originally filed on October 2, 2003 (the “Schedule TO”) relating to an offer (the “Exchange Offer”) by Redback Networks Inc., a Delaware corporation (“Redback” or the “Company”), to exchange all of the Company’s outstanding 5% Convertible Subordinated Notes due April 1, 2007 (the “Notes”), and related accrued interest, for the Company’s Common Stock, par value $0.0001 per share, upon the terms and subject to the conditions contained in the final Prospectus/Disclosure Statement dated October 10, 2003 (the “Prospectus”) and the related Letter of Transmittal (the “Letter of Transmittal”), which are filed as exhibits to this Schedule TO.

This Schedule TO is hereby amended and supplemented as follows:

Item 11.    Additional Information.

The information relating to the Company’s Commitment Letter for a Senior Secured Credit Facility and Nasdaq Listing Status contained in the Company’s Current Report on Form 8-K and the Company’s Rule 425 filing, in each case filed on October 22, 2003, are hereby incorporated by reference.

Item 12.  Exhibits.

Exhibit Number	Description

(a)(1)(i)*	Prospectus/Disclosure Statement, dated October 10, 2003 (incorporated by reference to the Company’s Rule 424(b)(3) filing in connection with its Registration Statement on Form S-4, as amended (File No. 333-107714), which filing was made on October 14, 2003 (the “Registration Statement”)).

(a)(1)(ii)*	Form of Letter of Transmittal.

(a)(1)(iii)*	Form of Notice of Guaranteed Delivery.

(a)(1)(iv)*	Form of Letter to Brokers, Dealers, Banks, Trust Companies and other Nominees.

(a)(1)(v)*	Form of Letter to Clients.

(a)(1)(vi)*	Form of Ballot (incorporated by reference to Exhibit 99.5 to the Registration Statement).

(a)(1)(vii)*	Form of Master Ballot (incorporated by reference to Exhibit 99.6 to the Registration Statement).

(a)(2)	None.

(a)(3)	None.

(a)(4)*	Filed herewith as Exhibit (a)(1)(i).

(a)(5)*	Press release issued on October 2, 2003.

(a)(6)*	Transcript of the Company’s earnings conference call for the third quarter of 2003 (incorporated by reference to the Company’s Rule 425 filing made on October 17, 2003).

(a)(7)	Press release issued on October 22, 2003 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on October 22, 2003).

(b)	None.

(d)(1)*	Lock-Up Agreement (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on July 8, 2003).

(d)(2)*	Amendment to Lock-Up Agreement (incorporated by reference to the Rule 425 filing made by the Company on September 29, 2003).

(g)	None.

(h)*	Opinion of Wilson Sonsini Goodrich & Rosati regarding tax matters (incorporated by reference to Exhibit 8.1 to the Registration Statement).

*	Previously filed.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

REDBACK NETWORKS INC.

/s/ KEVIN DENUCCIO
Kevin DeNuccio
Chief Executive Officer and President

Date: October 22, 2003

INDEX TO EXHIBITS

Exhibit Number	Description

(a)(1)(i)*	Prospectus/Disclosure Statement, dated October 10, 2003 (incorporated by reference to the Company’s Rule 424(b)(3) filing in connection with its Registration Statement on Form S-4, as amended (File No. 333-107714), which filing was made on October 14, 2003 (the “Registration Statement”)).

(a)(1)(ii)*	Form of Letter of Transmittal.

(a)(1)(iii)*	Form of Notice of Guaranteed Delivery.

(a)(1)(iv)*	Form of Letter to Brokers, Dealers, Banks, Trust Companies and other Nominees.

(a)(1)(v)*	Form of Letter to Clients.

(a)(1)(vi)*	Form of Ballot (incorporated by reference to Exhibit 99.5 to the Registration Statement).

(a)(1)(vii)*	Form of Master Ballot (incorporated by reference to Exhibit 99.6 to the Registration Statement).

(a)(2)	None.

(a)(3)	None.

(a)(4)*	Filed herewith as Exhibit (a)(1)(i).

(a)(5)*	Press release issued on October 2, 2003.

(a)(6)*	Transcript of the Company’s earnings conference call for the third quarter of 2003 (incorporated by reference to the Company’s Rule 425 filing made on October 17, 2003).

(a)(7)	Press release issued on October 22, 2003 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on October 22, 2003).

(b)	None.

(d)(1)*	Lock-Up Agreement (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on July 8, 2003).

(d)(2)*	Amendment to Lock-Up Agreement (incorporated by reference to the Rule 425 filing made by the Company on September 29, 2003).

(g)	None.

(h)*	Opinion of Wilson Sonsini Goodrich & Rosati regarding tax matters (incorporated by reference to Exhibit 8.1 to the Registration Statement).

*	Previously filed.